Exhibit 1
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                         DEMAND NOTE
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$185,000                                         November 1, 1999


     FOR VALUE RECEIVED, the undersigned ("Maker") hereby promises to pay to the order of Robert Marlin Maddoux
("Payee"), the principal amount of ONE HUNDRED EIGHTY FIVE
THOUSAND AND NO/100 DOLLARS ($185,000) in lawful money of the United States of America upon the following terms:

     I. INTEREST. The unpaid principal amount of this note (this "Note") from time to time outstanding shall bear interest from the date of this Note at the rate of nine percent (9%) per annum calculated on the basis of a 365-day or 366-day calendar year, as the case may be.
Notwithstanding the foregoing, upon default as set forth in
Section 6 of this Note, the unpaid balance of principal and accrued interest then declared due and payable shall bear interest at the maximum rate permitted by law.

     II. PAYMENT. This Note shall be due and payable as follows:

          A. The principal amount of this Note shall be due and payable in full upon the written demand from Payee.

          B. Interest on the outstanding principal balance of this Note shall be due and payable as it accrues contemporaneously with and in addition to the principal installment paid on this Note, in accordance with the provisions of Section 2(a) above.

          C. Payments shall be first applied to accrued and unpaid interest due at the time of such payment and then to principal.

     III. PREPAYMENTS. Any installment of principal or interest payable under the terms of this Note may be prepaid in whole or in part at any time and from time to time before its maturity date, without any penalty or premium; provided, however, that prepayments shall be first applied to accrued and unpaid interest due at the time of such prepayment and then to principal installments in the inverse order of their maturity.

     IV. UNCONDITIONAL LIABILITY. The liability of any maker or endorser under this Note shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the holder of this Note, including but without being limited to any extension of time, renewal or release of security.

     V. NO WAIVER BY PAYEE. No delay on the part of Payee in the exercise of any power or right under this Note or under any other instrument executed pursuant to this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any power or right.

     VI. DEFAULT. If Maker fails or refuses to pay any part of the principal or interest on this Note or any other indebtedness of Maker to Payee when the same becomes due, then, the unpaid balance of this Note shall thereafter bear interest at the maximum rate permitted by law as provided in
Section 2 of this Note. The holder may proceed to enforce payment of this Note and to exercise any and all rights and remedies available to him, her or it under this Note and applicable laws of the United States or the State of Texas.

     VII. USURY. All agreements between the Maker and Payee hereof, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, or otherwise, shall the amount paid, or agreed to be paid to the Payee hereof for the use, forbearance or detention of the funds advanced pursuant to this Note, or otherwise, or for payment or performance of any covenant or obligation contained herein or in any other document or instrument evidencing, securing or pertaining to this Note exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions hereof or any other document or instrument described herein, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Payee hereof shall ever receive anything of value deemed interest by applicable law, which would exceed interest at the highest lawful rate, such amount which would be excessive interest will be applied to the reduction of the unpaid principal balance of this Note or on account of any other principal indebtedness of the Maker to the Payee hereof, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Note and such other indebtedness, such excess shall be refunded to the Maker All sums paid, or agreed to be paid, by the Maker for the use, forbearance or detention of the indebtedness of the Maker to the Payee of this Note shall to the extent permitted by applicable law, be amortized, prorated, allocated and spread through out the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provision of this paragraph shall control and supersede every other provision of all agreements between the Maker and Payee hereof.

     VIII. COLLECTION EXPENSES. In the event this Note is placed in the hands of an attorney for collection after this Note shall for any reason become due, whether or not suit is brought, or if this Note is collected by any legal proceedings, or under any foreclosure proceedings, the undersigned Maker shall pay all costs of collection of any amounts due under this Note, including, without limitation, reasonable attorneys' fees and expenses of the holder of this Note.

     IX. SEVERABILITY. In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, and in lieu of such unenforceable provision there will be added automatically as part of this Note a provision as similar in terms as may be valid, legal and enforceable.

     X. HEADINGS. The descriptive headings for the several sections of this Note are inserted for convenience only and do not constitute a part of this Note.

     XI. GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas without regard to conflict of law provisions and, to the extent applicable, federal law.

     XII. BINDING EFFECT. This Note and all of the provisions, conditions, promises and covenants of this Note shall be binding in accordance with the terms of this Note upon Maker and his successors and assigns.

     XIII. NO ASSIGNMENT. The holder of this Note shall not have right to assign, sell, transfer ownership, discount, pledge as security or otherwise use the value of this Note without written consent of the Maker.

     EXECUTED as of the date first above written.



                              MAKER:

                              U.S.A. RADIO NETWORK TRUST


                                 /s/ ROBERT MARLIN MADDOUX
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                              Robert Marlin Maddoux, Trustee